Exhibit 10.8

EXECUTION COPY

[*The information in Schedule 2 has been omitted from this agreement in connection with a request for confidential treatment. The omitted information has been filed separately with the Securities and Exchange Commission as part of the request for confidential treatment. The omitted information is indicated by a blank and marked with an asterisk.]

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of April 15, 2013, by and among The Karlsson Group , Inc., an Arizona corporation (“Lender”), Prospect Global Resources, Inc., a Nevada corporation (“Obligor”) and JPMorgan Chase Bank, N.A., a national banking association, as escrow agent (together with any successor in such capacity, the “Escrow Agent”). Lender and Obligor are referred to collectively herein as the “Parties”, and individually, a “Party.”

WHEREAS, simultaneous with the execution of this Agreement, (a) Lender and Obligor and certain of Obligor’s affiliates have entered into that certain Extension Agreement, dated as of the date hereof (the “Extension Agreement”), and (b) Lender and Prospect Global Resources, Inc., a Delaware corporation, have entered into an Amendment to Senior First Priority Secured Promissory Note, dated as of the date hereof (the “Amendment”); and

WHEREAS, in accordance with the Extension Agreement, Obligor is to deposit into escrow certain amounts which are to be held in escrow pursuant to the terms of this Agreement (the “Escrow Deposits”). The Escrow Deposits plus any income earned thereon pursuant to this Agreement are referred to collectively as the “Escrow Amount”.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and undertakings set forth herein, the Parties and the Escrow Agent agree as follows:

1. Defined Terms. Certain capitalized terms used herein shall have the respective meanings set forth on Exhibit A attached hereto. Other capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Extension Agreement or the Amendment. The Escrow Agent shall not be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the parties, in connection herewith, if any, including without limitation the Stock Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Extension Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control.

2. Appointment of Escrow Agent. Lender and Obligor hereby appoint the Escrow Agent as escrow agent hereunder, and the Escrow Agent hereby accepts such appointment, subject to the terms and conditions contained herein.

3. Deposit of Funds into Escrow Account.

(a) Escrow Agent shall hold as the Escrow Amount up to a total of $9,213,000 which will be deposited with the Escrow Agent from time to time and in the amounts and on the dates set forth in Schedule I attached hereto.  Schedule I and the dates and funding amounts set forth therein are expressly made part of this Agreement.  The Escrow Agent shall invest and reinvest the Escrow Amount and the proceeds thereof as directed in Section 5.

(b) Receipt, investment and reinvestment of the Escrow Amount shall be confirmed by the Escrow Agent as soon as practicable by account statement sent to the Parties, or online statements, if available from Escrow Agent and the Escrow Agent shall be notified by the Parties, as soon as reasonably practicable after becoming aware of any discrepancies in any such account statement.

4. Holding of Escrow Amount. The Escrow Agent shall hold the Escrow Amount in accordance with the terms of this Agreement.

5. Investment of Escrow Amount. During the term of this Agreement, the Escrow Amount shall be in one or more demand deposit account and invested and reinvested by the Escrow Agent in (i) the JPMorgan Chase Bank, N.A. Money Market Deposit Account (“MMDA”) or a successor investment offered by the Escrow Agent, in each case, in cash or cash equivalents. MMDAs have rates of compensation that may vary from time to time as determined by the Escrow Agent. Periodic statements shall be provided to Lender and Obligor reflecting transactions of the Escrow Account. Lender and Obligor, upon written request to the Escrow Agent, shall receive a statement of transaction details upon completion of any securities transaction in the Escrow Account without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent will not provide supervision, recommendations or advice relating to either investment of the moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall have no liability for any loss sustained as a result of: (i) any investment in a MMDA, (ii) as a result of any liquidation of any investment prior to its maturity or (iii) for the failure of Lender and Obligor to give the Escrow Agent instructions to invest or reinvest the Escrow Amount (in each case, other than as a result of the Escrow Agent’s gross negligence or willful misconduct). In the absence of written instructions, the Escrow Agent shall invest in a JPMorgan Chase Bank, N.A. Money Market Deposit Account in cash or cash equivalents.

6. Procedures for Disbursement of Escrow Amount. The Escrow Agent shall be authorized to make disbursements from the Escrow Account in accordance with the following provisions, but not otherwise:

(a) Instructions.  From time to time, the Parties may agree on an approved schedule, pursuant to which the Obligor may provide unilateral payment instructions (each, an “Approved Schedule”), and in such event, the Parties shall jointly sign and deliver such Approved Schedule to the Escrow Agent. If the Parties wish to amend an Approved Schedule, then the Parties shall jointly sign and deliver an amended Approved Schedule to the Escrow Agent (each, an “Amended Approved Schedule”). If Obligor delivers a certificate or written instruction (the “Obligor’s Certificate” which is attached as a template as Schedule 4 to this Agreement) to the Escrow Agent instructing the Escrow Agent to distribute all or any portion of the Escrow Amount in accordance with an Approved Schedule or an Amended Approved Schedule (with a copy to Lender), such amount shall be so distributed by the Escrow Agent out of the Escrow Account to the respective vendors and payees listed thereon. The delivery of an Obligor’s Certificate is a representation by the Obligor to the Lender and Escrow Agent that (i) the amounts set forth in such Obligor’s Certificate are valid, due and owing to the payee listed therein and (ii) the amounts requested to be disbursed pursuant to such Obligor’s Certificate comply in all respects with the Approved Schedule or Amended Approved Schedule, as applicable, and Section 3(a) hereof. The Parties hereby acknowledge and agree that (i) the Escrow Agent shall be entitled to rely solely on an Approved Schedule and/or an Amended Approved Schedule and shall disburse the Escrow Amount upon receipt of the Obligor’s Certificate in accordance with such Approved Schedule or Amended Approved Schedule, as applicable, (ii) Schedule 2 attached hereto is an Approved Schedule, (iii) the Escrow Agent shall have no responsibility of ensuring that each Obligor Certificate provided by the Obligor is within the capped amount in the Approved Schedule or any Amended Approved Schedule, (iv) the Escrow Agent shall have no liability for acting on an Obligor Certificate provided by Obligor which amounts may be over the amounts listed on the Approved Schedule or any Amended Approved Schedule, and (v) the Escrow Agent shall have no responsibility to determine if sufficient amounts have been deposited by Obligor for payment to the respective payees on an Approved Schedule or Amended Approved Schedule.  Upon the occurrence of the DFS Completion Date (as defined in the Amendment) and payment in full of all amounts set forth on the Approved Schedule or Amended Approved Schedule, as applicable, and Section 3(a) hereof, which shall be certified to the Escrow Agent and Lender pursuant to a certificate of the Obligor executed by an Authorized Representative and the delivery of which certificate shall be a representation by Obligor as to the occurrence of such events, Escrow Agent shall promptly remit all remaining Escrow Amounts to Obligor.

(b) Disbursement Totals; Notices and Information.  The Escrow Agent shall provide the Parties with monthly statements detailing the total amount deposited in the Escrow Account as of such date, and the total amount distributed from the Escrow Account as of such date.  Either Party may contact the Escrow Agent and request additional information related to deposits and disbursements into and out of the Escrow Account, which the Escrow Agent will promptly provide to the extent such additional information is available.  Each Party shall have the right to any and all information pertaining to the Escrow Account.

(c) Compliance with Orders. Notwithstanding anything to the contrary within this Section 6, in the event that any claim is finally determined by a final resolution binding on the parties, whether by consent order, judgment, decree, settlement, arbitration award or otherwise, (a “Final Resolution”) (i) with respect to the release of all or any portion of the Escrow Amount and (ii) presented to the Escrow Agent by Lender or Obligor, the Escrow Agent shall comply therewith. It is hereby understood that any Final Resolution that is received by the Escrow Agent from Lender or Obligor pursuant to this Section 6(c) shall be accompanied by a written letter of an Authorized Representative of the instructing Party, specifying the amounts, time(s) and complete wire transfer information for the payee(s) given to effectuate such Final Resolution. The Escrow Agent shall be entitled to conclusively rely upon any such letter and shall have no responsibility to review the Final Resolution to which such letter refers or to many any determination as to whether such Final Resolution is final. The Party submitting the Final

Resolution to the Escrow Agent shall provide written notice to the other Party of such submission of such Final Resolution to the other Party at the same time submission is made to the Escrow Agent. The Parties acknowledge and agree that the Escrow Agent shall be entitled absolutely to rely and act upon any such Final Resolution received, even if such Final Resolution is not final and is subject to further appeal and potential reversal.

(d) Method of Payments. All payments and releases hereunder shall be made as promptly as practicable following receipt of an Obligor’s Certificate executed by Obligor or a Final Resolution (as provided in accordance with Section 6(c)) and delivered as provided herein and shall be made by wire transfer of immediately available funds to such bank account or accounts designated in writing to the Escrow Agent.

7. Escrow Agent’s Duties and Fees.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and in any joint written instructions from the Lender and the Obligor in accordance with this Agreement and no other duties, including but not limited to any fiduciary duty, shall be implied. Except as provided herein, the Escrow Agent shall not be subject to, or have any liability or responsibility under, nor be obliged to recognize, any other agreements, directions or instructions of any of the Parties or any other Person in carrying out its duties hereunder. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent caused by or arising out of the Escrow Agent’s gross negligence or willful misconduct.

(b) Reliance. The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notices, instructions or requests furnished to it pursuant to the terms and provisions of this Agreement and believed by it to be genuine and to have been signed or presented by the proper party or parties in a timely fashion without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall also be protected in refraining from acting upon any such notices, instructions or requests furnished to it and believed by it not to be genuine or timely furnished. The Escrow Agreement shall not be liable to Lender, Obligor, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or relating to the transfer or distribution of the Escrow Amount, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 12 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such agent or attorney. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. In the event that the Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which, in the Escrow Agent’s judgment, conflict with any of the provisions of this Agreement, or if the Escrow Agent receives conflicting instructions, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by a joint letter executed by Authorized Representative (as defined in Section 12(b) below) of the Parties or by a court order issued by a court of competent jurisdiction(it being understood that the Escrow Agent shall be entitled conclusively to rely and act upon any such order and shall have no obligation to determine whether any such court order is final). Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no duty to solicit any payments which may be due to it or due in respect of the Escrow Account, including, without limitation, the Escrow Amount, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited hereunder. The Escrow Agent shall have no duty or obligation to make any calculations of any kind hereunder.

(c) Indemnification. Lender and Obligor jointly and severally hereby agree to indemnify the Escrow Agent and its officers, directors, employees, successors, assigns, managers, attorneys, accountants, experts, and agents (the “Agent Indemnitees”) for, and hold such indemnities harmless against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the reasonable, out-of-pocket fees and expenses of one outside counsel and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Agent Indemnitees, except in the case of any Agent Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Agent Indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from Lender or Obligor, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Amount for the payment of any claim for indemnification, compensation, expenses and amounts due the Escrow Agent hereunder. The obligations contained in this Section 7(c) shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.  For the avoidance of doubt, indemnification with respect to taxes, additions for late payment, interest, penalties and other expenses shall be governed by Section 7(h) hereof.

(d) Successor Escrow Agents. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation to Lender and Obligor not less than thirty (30) days prior to the effective date thereof, specifying the date upon which such resignation shall take effect. In addition, Lender and Obligor acting jointly, shall have the right to terminate the appointment of the Escrow Agent by giving it thirty (30) days’ notice in writing of such termination, specifying the date upon which such termination shall take effect. In the event of the resignation or termination of the Escrow Agent, the Parties shall appoint a successor before the effective date thereof and shall give written notice to the Escrow Agent then serving of such appointment. Upon demand of the successor escrow agent, and payment of the Escrow Agent’s fees and expenses pursuant to Section

7 ( e), all funds and property in the Escrow Account shall be turned over promptly to such successor escrow agent, who shall thereupon be bound by all of the provisions hereof. If the Parties shall fail to name a successor escrow agent prior to the effective date of the Escrow Agent’s resignation or termination hereunder, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties. The Escrow Agent’s sole responsibility shall be to hold the Escrow Amount (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of an order or judgment of a court of competent jurisdiction, at which time the Escrow Agent’s obligations hereunder shall cease and terminate.

(e) Fees. Simultaneously with the execution of this Agreement, the Escrow Agent shall be paid a fee for the services to be rendered hereunder, along with any fees or charges for accounts hereunder, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, in accordance with the schedule set forth on Schedule 2 attached hereto, and from time to time thereafter, and shall be reimbursed for any out-of-pocket expenses reasonably incurred by it in carrying out its duties hereunder. All of such fees and expenses incurred on and after the date hereof shall be paid by Obligor. Each of the Parties further agrees to the disclosures set forth on Schedule 2.

(f) Additional Documents. Lender and Obligor agree to execute and deliver to the Escrow Agent such additional documents as it may reasonably request to evidence termination of this Agreement and to evidence their consent to the distribution and/or release of the Escrow Amount from the Escrow Account.

(g) No Liability. Neither the Escrow Agent nor any of its officers, directors or employees shall be liable to any Person or party for any action taken or omitted to be taken by it or any of its officers, directors or employees under this Agreement, except in the case of the Escrow Agent’s gross negligence or willful misconduct.

(h) Taxes. Each of Lender and Obligor shall severally indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on any payment or activities in respect of taxes that relate solely to the payment of the Escrow Amount (or any portion thereof) to Lender or Obligor, as applicable, under this Agreement. Notwithstanding the foregoing, neither the Escrow Agent nor any Agent Indemnitee shall be entitled to indemnity in the event of its own gross negligence or willful misconduct.

8. Taxes.

(a) The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9. All interest or other income earned under this Agreement shall be allocated to the Obligor and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by the Obligor whether or not said income has been distributed during such year. The Parties hereby represent to the Escrow Agent that no other tax reporting of any kind is required given the underlying transaction giving rise to this Agreement.

(b) Any other tax returns required to be filed shall be prepared and filed by Lender and Obligor, as applicable, with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). Lender and Obligor acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any income tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Amount or any income earned by the Escrow Amount. Lender and Obligor further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Account shall be paid by Obligor. In the absence of a joint written direction from Lender and Obligor, all proceeds of the Escrow Amount shall be retained in the Escrow Account and reinvested from time to time by the Escrow Agent as provided in this Agreement.

9. Dispute Resolution. In the event that any dispute arises with respect to this Agreement or in the event that any claim with respect to the Escrow Account is disputed, or the Escrow Agent is faced with inconsistent claims or demands by the Parties, then the Escrow Agent is authorized and directed to retain in its possession without liability to any Person all of the Escrow Amount until such dispute shall have been settled either by the mutual agreement of the parties involved or by a Final Resolution. It is hereby understood that any Final Resolution that is received by the Escrow Agent pursuant to this Section 9 directing the release of all or any portion of the Escrow Amount shall be accompanied by a written letter of an Authorized Representative of the Instructing Party, specifying the amounts, time(s) and complete wire transfer information for the payees given to effectuate such Final Resolution. The Escrow Agent shall be entitled to conclusively rely upon any such certification and letter and shall have no responsibility to review the Final Resolution to which such letter refers or to make any determination as to whether such Final Resolution is final. The Parties acknowledge and agree that the Escrow Agent shall be entitled absolutely to rely and act upon any such order received, even if such order is not final and is subject to further appeal and potential reversal. The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceeding which relates to this Agreement. The Parties agree to pursue any redress or recourse in connection with any dispute between Lender and Obligor without making the Escrow Agent a party to the same. The parties to this Agreement hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

10. Consent to Jurisdiction and Service. The Parties to this Agreement consent and submit to the jurisdiction of the courts of the State of California and of any federal court located in the State of California in connection with any actions or proceeding brought against the Parties by the Escrow Agent arising out of or in relation to this Agreement and each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds to the jurisdiction of such courts. In any such action or proceeding the Parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and agrees that service thereof may be made by certified or registered first class mail directed to the Parties at the addresses set forth in Section 11.

11. Notices and Funds Transfer Information. All communications hereunder shall be in writing and,

except for communications from Lender or Obligors setting forth, claiming, objecting to, or in any way relating to the transfer of distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 12 below), shall be deemed to be duly given after is has been received if it is sent or served to the appropriate notice address set forth below or at such other address as any Party or the Escrow Agent may have furnished to the other parties hereto in writing. Notwithstanding the above, in the case of communications delivered to the Escrow Agent such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to such officer at the below referenced office. Any communications received after 5:00 pm PST shall be deemed to have been received on the next Business Day. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. All communications hereunder shall be in writing, and all instructions shall be executed by an Authorized Representative, and shall be executed and delivered with the terms of this Agreement by facsimile or overnight courier only to the appropriate fax number or notice address set forth for each party as follows:

(i) If to Lender, to: Michael Stone, 18 Ozone Ave., Venice, CA 90291, Telefax: 310 933 0262

(ii) If to Obligor to:

Prospect Global Resources, Inc.

1401 17th Street

Suite 1550

Denver, Colorado 80202

Facsimile: 303-990-8440

(iii) If to the Escrow Agent, to:

JPMorgan Chase Bank, N.A. Escrow Services

300 South Grand Avenue

Mail Code CA2-0310

Los Angeles, California 90071

Attn: Nelia Lopez

Facsimile: 213-621-8072

12. Security Procedures.

(a) Notwithstanding the foregoing, any instructions setting forth, claiming, containing, objecting to, or in any way relating to the transfer or distribution of funds, including, but not limited to, any such funds transfer instructions that may otherwise be set forth in a written instruction pursuant to Section 6 of this Agreement shall be executed by an Authorized Representative of the appropriate Party or Parties, and delivered to the Escrow Agent only by confirmed facsimile on a Business Day only at the fax number set forth in Section 11 above. No instruction for or related to the transfer or distribution of the Escrow Amount, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction on a Business Day by facsimile at the number provided to

Lender and Obligor by the Escrow Agent in accordance with Section 11 and as further evidenced by a confirmed transmittal to that the Party’s or Parties transmitting fax number and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. The Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Amount if delivered to any other fax number.

(b) In the event Escrow Amount funds transfer instructions are received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by a single telephone call-back to the Person or Persons designated on Schedule 3 hereto (each an “Authorized Representative”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative.  The persons and telephone numbers designated for call-backs may be changed only in a writing executed by Authorized Representatives of the applicable Party and actually received by Escrow Agent via facsimile. No funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback. The Escrow Agent, any intermediary bank, and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by Lender or Obligor and confirmed by an Authorized Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank. Further, the beneficiary’s bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative even though it identifies a person different from the named beneficiary.

(c) The Parties acknowledge that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Obligor, without a verifying call-back as set forth in Section 12(b) above:

Bank Name:      KeyBank NA

Bank Address:    1675 Broadway
                                                                                                Denver, Colorado 80202

ABA Number:                307-070-267

Account Name:   Prospect Global Resources Inc.

Account Number:  765071001158

The parties to this Agreement acknowledge that these security procedures are commercially reasonable. All funds transfer instructions shall be executed by an Authorized Representative as set forth on Schedule 3 hereto.

14. Termination. This Agreement may be terminated at any time by and upon the receipt by the Escrow Agent of a joint written notice of termination executed by each of Lender and Obligor directing the distribution of all property then held by the Escrow Agent under and pursuant to this Agreement. This

Agreement shall automatically terminate if and when all of the Escrow Amount (which includes all the securities in which any of the Escrow Amount shall have been invested) shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

15. Miscellaneous.

(a) Benefit of Parties. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its escrow services business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become successor escrow agent hereunder and vested with all the trusts, powers, discretions, immunities, privileges and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the Parties, anything herein to the contrary notwithstanding. Except as otherwise provided herein, no assignment or attempted assignment of this Agreement or any interest hereunder shall be effective without the written consent of Parties and the Escrow Agent; provided, however, that Subject to Section 15(f) Lender may (i) assign any or all of its rights and interests to payment hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder provided that Lender supplies the Escrow Agent with an updated Schedule 3 (in any or all of which cases Lender nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) assign any or all of its rights, interests and obligations under this Agreement to any lender as collateral security or to any subsequent purchaser of the Company (whether by merger, stock purchase, asset purchase or otherwise), subject to the consent of the Escrow Agent, which consent shall not be unreasonably withheld, conditional or delayed. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

(b) Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity.

(c) Force Majeure. Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, fire, floods, war, terrorism, electrical outages, strikes, equipment or transmission failure, or other causes reasonably beyond its control.

(d) Counterparts. This Agreement and any joint instructions from the Parties, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument or instruction, as applicable. All signatures of the parties to this Agreement may be transmitted by facsimile.

(e) Amendments: Waivers. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the Parties and the Escrow Agent, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

(f) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any Person that opens a new account with it. Accordingly, the parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the parties identity including without limitation name, address and organizational documents (“identifying information”). The parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(g) Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

(h) Miscellaneous. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 7(e) above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Escrow Amount or this Agreement.

(i) Compliance with Court Orders. In the event that any property in the Escrow Account shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

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IN WITNESS WHEREOF, each of Lender, Sellers’ Representative and the Escrow Agent has signed or caused this Agreement to be signed by its duly authorized representative as of the date first above written.

Lender:

THE KARLSSON GROUP, INC.

By:	/s/ Anders Karlsson
Name:	Anders Karlsson
Title:	President

Obligor:

PROSPECT GLOBAL RESOURCES, INC.

By:	/s/ Damon Barber
Name:	Damon G. Barber
Title:	President and CEO

JPMORGAN CHASE BANK, N.A.

By:	/s/ Sonny Lui

Name:	Sonny Lui
Title:	Vice President

SCHEDULE 1

Amount	Escrow Deposit Date
$313,000	Within one (1) Business Day of funding the First Funding Raise
$250,000	Within one (1) Business Day of funding the First Funding Raise
$500,000	Within one (1) Business Day of funding the First Funding Raise
$500,000	Within one (1) Business Day of funding the First Funding Raise
$500,000	Within one (1) Business Day of funding the First Funding Raise
$2,850,000	Within one (1) Business Day of funding the Second Funding Raise
$4,050,000	Within one (1) Business Day of funding the Third Funding Raise
$250,000	Within one (1) Business Day of funding the Third Funding Raise

SCHEDULE 2

APPROVED SCHEDULE

Category	Amount	Approved Vendors/Payees

*

SCHEDULE 2

Schedule of Fees and Disclosures for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	$6,000

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation.  Payable upon closing.

Annual Administration Fee	$Waived

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Escrow Agent’s then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.  Payment of the invoice is due upon receipt

The Escrow Amount shall be continuously invested in a JPMorgan Chase Bank MMDA. MMDA’s have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.

Disclosures and Agreements

Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

OFAC Disclosure.  The Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control.  The Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in the Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures.  Where the Escrow Agent does not execute a payment order or effect a transaction for such reasons, the Escrow Agent may take any action required by any law or regulation applicable to the Escrow Agent including, without limitation, freezing or blocking funds.

Abandoned Property.  The Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D.  WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure.  The Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Escrow Amount is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on the Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties.  The Escrow Agent will record the internal accounts and any transfers between them on the Escrow Agent’s books and records only.  The internal accounts and any transfers between them will not affect the Escrow Amount, any investment or disposition of the Escrow Amount, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. The Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle have already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that the Escrow Agent has established for the demand deposit internal account.  If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

MMDA Disclosure and Agreement.  If MMDA is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period.  The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling.  The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

Schedule 3

Telephone Number(s) and Signature(s) for Person(s) Designated to Give & Confirm Funds Transfer Instructions

If to Lender:

Name	Telephone Number	Specimen Signature

1. Michael Stone

If to Obligor:

Name	Telephone Number	Specimen Signature

1. Greg Dangler	303-990-8405

Periodically, Lender or Obligor may issue payment orders to the Escrow Agent to transfer funds by federal funds wire. All orders, including but not limited to funds transfer instructions, transmitted by facsimile, must include the signature of an Authorized Representatives authorizing said funds transfer on behalf of such Party. The Escrow Agent reviews the orders to determine compliance with the governing documentation and to confirm signature by the appropriate party, in accordance with this Schedule 3. The Escrow Agent’s policy requires that, whenever practicable, it undertake callbacks to a party other than the individual who signed the payment order to verify the authenticity of the payment order.

Schedule 4

Obligor Certificate

[INSERT DATE]

Via Facsimile

JPMorgan Chase Bank, N.A.

Escrow Services

300 South Grand Avenue, Mail Code CA2-0310

Los Angeles, CA 90071-3109

Facsimile: 213-621-8072

Escrow Agreement dated April [  ], 2013 by and among The Karlsson Group, Inc. (“Lender”), Prospect Global Resources, Inc. (“Obligor”), and JPMorgan Chase Bank, N.A. (the “Escrow Agent”)

Ladies and Gentlemen:

This Obligor Certificate is being delivered pursuant to Section 6(a) of the Agreement referenced above. The Obligor hereby instructs the Escrow Agent to distribute the following amount [$     ] from Category [     ] for [VENDOR/PAYEE]and with the following wiring instructions:

Bank Name:

Bank Address:

ABA Number:

Account Name:

Account Number:

All capitalized terms used in this letter and not otherwise defined shall have the respective meanings ascribed thereto in the Agreement.

Authorized Representative of Obligor

Exhibit A

(Definitions)

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means a day on which banks are open to the public for conducting business and not authorized or required to close in the State of California.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.